Exhibit 10.13

OPTION NOTICE AND AMENDMENT NO. 2 TO

EXCLUSIVE OPTION AND LICENSE AGREEMENT

THIS OPTION NOTICE AND AMENDMENT NO. 2 (this “Notice and Amendment”) to the Exclusive Option and License Agreement dated as of January 4, 2018 and amended on June 26, 2019 (the “Agreement”), by and between Arcutis Biotherapeutics, Inc., a United States corporation incorporated in the State of Delaware (“Arcutis”) and Jiangsu Hengrui Medicine Co., Ltd., a Chinese corporation (“Hengrui”) is entered into as of 5 December, 2019 (the “Effective Date”).

RECITALS

A.    Pursuant to the Agreement, Hengrui granted Arcutis an exclusive option to obtain an exclusive license under the Licensed Technology for the development of topical therapeutic products.

B.    Arcutis now elects to exercise the Option as set forth in the Agreement, and the parties desire to enter into this Notice and Amendment to confirm the exercise of the Option and amend the term “Territory” under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.	Definitions. Except as defined in this Notice and Amendment, the capitalized terms used herein shall have the same meanings as ascribed to them in the Agreement.

2.	Exercise of Option.

a.	Arcutis hereby exercises the Option in accordance with Section 2.6 of the Agreement.

b.

Arcutis has paid Forty Thousand Dollars ($40,000) of withholding taxes to the U.S. Department of Treasury Internal Revenue Service on Hengrui’s behalf in addition to and in respect of the Upfront Payment paid to Hengrui on January 30, 2018, and is required to withhold One Hundred and Fifty Thousand Dollars ($150,000) of withholding taxes on Hengrui’s behalf for the Option Exercise Payment upon the exercise of the Option. Accordingly, the parties agree that One Hundred and Ninety Thousand Dollars ($190,000) shall be deducted from the payment to Hengrui for Option Exercise Payment.

c.

Upon execution of this Notice and Amendment by the parties, Arcutis shall pay the remaining Option Exercise Payment in the amount of One Million Three Hundred and Ten Thousand Dollars ($1,310,000) to Hengrui.

3.	Amendment. Section 1.36 (Territory) is hereby deleted and replaced with the following:

“Territory” means (a) the United States, (b) Canada, (c) Japan, (d) the countries of the European Union as of the Effective Date (including the United Kingdom and all of its component nations, as of the Effective Date), whether or not remaining in the European Union following the Effective Date, (e) any other country that becomes part of the European Union at any time following the Effective Date, and (f) any territory or possession of any of the foregoing.

4.

Effect of Notice and Amendment. The parties agree that this Notice and Amendment shall be deemed to have been in full force and effective as of the Effective Date. All the terms and conditions of the Agreement shall continue in full force and effect except as modified by the terms of this Notice and Amendment.

5.	Counterparts. This Notice and Amendment may be executed in counterparts, each of which shall be deemed an original and all of which taken together constitute one instrument.

IN WITNESS WHEREOF, Arcutis and Hengrui have caused this Notice and Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the Effective Date.

Arcutis Biotherapeutics, Inc.	Jiangsu Hengrui Medicine Co., Ltd.

By: /s/ Frank Watanabe	By: /s/ Lianshan Zhang
Name: Frank Watanabe	Name: Lianshan Zhang
Title: President and CEO	Title: SVP
Date: 5 December 2019	Date: 2019/12/06